Exhibit 2.3

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) dated effective as of October 15, 2008 (the “Effective Date”), is by and among Western Capital Resources, Inc., a Minnesota corporation (the “Buyer”), PQH Wireless, Inc., a Nebraska corporation (the “Company”), Mark Houlton (“Houlton”), Charles Payne (“Payne”), and John Quandahl (“Quandahl,” and collectively with Houlton and Payne, the “Stockholders,” and each individually a “Stockholder”).

INTRODUCTION

A. The Company conducts the business of owning and operating nine (9) stores at the locations identified on Exhibit A as an authorized seller of Cricket cellular phones (the “Business”).

B. The Stockholders collectively own, beneficially and of record, all of the issued and outstanding shares of capital stock of the Company (collectively, the “Stock”).

C. The Stockholders desire to sell the Stock to Buyer, and Buyer desires to purchase the Stock from the Stockholders, on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing facts and premises, the covenants and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article 1
Purchase and Sale of Stock; Purchase Price

1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties contained in this Agreement, the Stockholders hereby sell to Buyer, and Buyer hereby purchases the Stock from the Stockholders.

1.2 Purchase Price. The aggregate purchase price to be paid by the Buyer to the Stockholders in full consideration for the Stock is $3,035,000.00 (the “Purchase Price”). The Purchase Price shall be paid by the Buyer to the Stockholders, on the Effective Date, as follows:

(a) $535,000.00 in cash to Payne by wire transfer, which the wire transfer instructions having been provided to Buyer prior to the Effective Date;

(b) $500,000.00 in the form of a promissory note to Payne, with interest accruing on the outstanding principal at the rate of 7% per annum;

(c) $1,000,000 in the form of a promissory note to Houlton, with interest accruing on the outstanding principal at the rate of 10% per annum; and

(d) $1,000,000 in the form of a promissory note to Quandahl, with interest accruing on the outstanding principal at the rate of 10% per annum.

A form of the promissory notes deliverable in satisfaction of the Purchase Price on the Effective Date (collectively, the “Notes”) is attached hereto as Exhibit B.

1.3 Security Interest. As security for the performance of Buyer’s obligation under the Notes, the Company shall grant the Stockholders a security interest in the assets now owned and hereafter acquired by the Company at the locations identified on Exhibit A attached hereto, by executing and delivering to each of the Stockholders on the Effective Date a Security Agreement in the form of Exhibit C attached hereto.

Article 2
Representations and Warranties of Stockholders

To induce the Buyer to enter into this Agreement and purchase the Stock, each Stockholder hereby jointly and severally represents and warrants to the Buyer as set forth in this Article.

2.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nebraska, and has the requisite corporate power and authority to own its properties and to carry on the Business in all material respects as it is now being conducted.

2.2 Authorization. This Agreement has been duly authorized by all necessary corporate action on behalf of the Company and has been duly executed and delivered by authorized officers of the Company. This Agreement is a valid and binding agreement on the part of the Company and is enforceable against the Company in accordance with its terms. Each Stockholder has full power and authority to enter into and to perform the transactions contemplated by this Agreement, and this Agreement is valid and binding against each Stockholder in accordance with its terms.

2.3 Title to Stock. Each Stockholder is the record and beneficial owner of the Stock to be conveyed by such Stockholder under this Agreement, free and clear of all liens and encumbrances. Upon the delivery to the Buyer of a duly executed stock power and stock certificate pursuant to Section 6.1, the Buyer will own good and marketable title to such Stock free and clear of all liens and encumbrances of any kind.

2.4 Capitalization. The Stock conveyed pursuant to this Agreement represents the entire equity ownership interest outstanding of and in the Company. No Person (as defined below) has any claims or right to any option, call, warrant, put, contract, commitment, subscription, purchase preemptive or other right of any kind relating to any of the authorized or issued shares of capital stock of the Company. Each Stockholder understands, acknowledges and agrees that, after the consummation of the transactions contemplated by this Agreement, it shall no longer be a stockholder of the Company, and shall no longer have any right to control or participate in the management and affairs of, or receive any economic benefit (other than the purchase price) from, the Company.

2.5 Non-Contravention. The execution, delivery and performance by the Stockholders and the Company of this Agreement and the consummation of the transactions contemplated hereby by the Stockholders and the Company do not and will not (i) violate the charter or other organizational or governing documents of the Company, (ii) violate any law applicable to the Stockholders or the Company, (iii) require any consent or other action by any Person (as defined below) under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of any Stockholder or the Company or to a loss of any benefit to which any Stockholder or the Company is entitled under any provision of any agreement or other instrument or (iv) result in the creation or imposition of any lien or encumbrance on any asset of the Company.

2.6 Litigation. There are no legal actions, suits, arbitrations or other legal, administrative or governmental proceedings or investigations pending or, to the knowledge of the Stockholders or the Company, threatened against a Stockholder or the Company, its properties, assets or business (if any), and the Stockholders and the Company are not aware of any facts which are likely to result in or form the basis for any such action, suit or other proceeding. None of the Stockholders nor the Company is in default with respect to any judgment, order or decree of any court or any governmental agency or instrumentality binding upon any Stockholder or the Company.

2.7 Other. The Company has timely filed (or has had timely filed on its behalf) all required tax returns and has timely paid all associated taxes prior to the Effective Date. The Company owns good and marketable title to all of the assets purported to be owned by the Company on the Effective Date, free and clear of all liens and encumbrances.

Article 3
Representations and Warranties of the Buyer

The Buyer hereby represents and warrants to the Stockholders as follows:

3.1 Buyer Organization. The Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has the requisite power and authority to own its properties and to carry on its business in all material respects as it is now being conducted.

3.2 Authority; Binding Effect. The Buyer has full power and authority to enter into and to perform the transactions contemplated by this Agreement in accordance with its terms, and this Agreement is valid and binding against the Buyer in accordance with its terms.

3.3 Non-Contravention. Neither the execution nor delivery of, nor the performance of or compliance with, this Agreement nor the consummation of the transactions contemplated hereby will, with or without the giving of notice or passage of time, result in any breach of, or constitute a default under the articles of incorporation or bylaws of the Buyer. The Buyer is not subject to any restriction which would prohibit it from entering into or performing its obligations under this Agreement.

Article 4
Covenants

4.1 Non-Competition Restrictions.

(a) During the Restricted Period, but subject to paragraph (e) below, each Stockholder (except if Buyer is in default of its obligations under the Note delivered to such Stockholder) hereby agrees that he shall not, without Buyer’s prior written consent (which may be withheld with or without reason), directly or indirectly, for itself, together with, or on behalf of any other any other person, firm or corporation, entity or association (collectively, any “Person”), engage or be interested in, directly or indirectly, a Restricted Business, as a partner, investor, stockholder, principal, agent, officer, director, manager, governor, employee, consultant, technical advisor, lender, trustee, beneficiary or otherwise, anywhere within the Restricted Territory.

(b) From and after the Effective Date, each Stockholder hereby agrees that it shall not disclose any confidential information to any Person (except Buyer), which confidential information relates to the Company or the Company’s former conduct of the Business.

(c) Each Stockholder hereby agrees that during the Restricted Period he shall not, without Buyer’s prior written consent (which may be withheld with or without reason), directly or indirectly, acting alone or together with or on behalf of or through any other Person (i) hire as employee, consultant or other independent contractor, (ii) enter into any other business relationship (including without limitation as partners, joint venturers, guarantors, business associates, investors, financiers, owners of a corporation or other business organization, entity, enterprise or other Person) with or (iii) request, induce, advise or encourage a termination of employment by, any employee of the Company who, as of the Effective Date, continues as an employee of the Company.

(d) Because the breach or anticipated breach of the restrictive covenants set forth in this Section 4.1 could result in immediate and irreparable harm and injury to Buyer, for which it will not have an adequate remedy at law, each Stockholder hereby agrees that Buyer shall be entitled to relief in equity to enjoin temporarily and/or permanently such breach or anticipated breach and to seek any and all other legal and equitable remedies to which Buyer may be entitled. In the event that the foregoing restrictive covenants are considered by a court of competent jurisdiction or arbitrator to be excessive in duration or scope, such covenants shall be considered modified and valid for such duration and for such business and area as such court or arbitrator may determine reasonable under the circumstances.

(e) The restriction set forth in paragraph (a) above shall not apply to a Stockholder, but only with respect to a particular opportunity to engage or be interested in a Restricted Business, in the event that: (i) such Stockholder presents, in writing, such opportunity to the Buyer and (ii) the Buyer (by decision of its Chief Executive Officer or Board of Directors) determines, within 90 days of written notification from the Stockholder, not to pursue that opportunity and notifies the Stockholder in writing of such determination.

4.2 Certain Definitions. As used in Section 4.1 above, the following terms shall have the following meanings:

(a) “Buyer” shall be deemed to include any and all subsidiaries and affiliates of Buyer.

(b) “Restricted Business” means any business activities competitive with the Business as presently conducted by the Company or presently planned to be conducted.

(c) “Restricted Period” means the period commencing on the Effective Date and ending on the third anniversary of the Effective Date; provided, however, that if a Stockholder violates the covenant not to compete, the Restricted Period shall be extended, with respect to that particular Stockholder, for an added period equal to the duration of the period of such violation.

(d) “Restricted Territory” means the United States of America.

(e) The term “engage or be interested, directly or indirectly” shall include, without limitation, giving advice or technical or financial assistance by loan, guarantee, stock transactions or in any other manner to any Person engaging or about to engage in the Restricted Business within the Restricted Territory, but shall not by itself include ownership by a Stockholder of one percent or less of the outstanding stock of any corporation the shares of which are traded on a national securities exchange or automated quotation system.

4.3 Subordination Agreement. If requested by Buyer, each of the Stockholders will execute and deliver subordination agreements for the benefit of third-party lenders of Buyer with respect to the Stockholders’ rights under the Notes and Security Agreements; provided, however, such subordination agreements shall be reasonably acceptable to the Stockholders.

Article 5
Indemnification of Buyer

Each of the Stockholders, jointly and severally, covenant and agree with Buyer that the Stockholders will pay and perform, and shall indemnify Buyer and the Company, and hold them harmless from, against and in respect of, both prior to and after the Effective Date, any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel) (collectively, “Indemnified Liabilities”) resulting from, arising out of or incurred by either of them in connection with: (a) the operation of the Business or the ownership of the Stock prior to the Effective Date, whether known or unknown; or (b) any breach of a representation, warranty, agreement, covenant or obligation of the Stockholders in or under this Agreement.

Article 6
Additional Documents

The parties acknowledge that they are delivering among themselves, in addition to those other deliveries set forth elsewhere in this Agreement, the following documents ancillary hereto and the transactions contemplated hereby:

6.1 From the Stockholders. On the Effective Date, the Stockholders shall deliver to the Buyer: (a) stock certificates representing all of the Stock, if any, duly endorsed in blank or accompanied by stock transfer powers with all requisite transfer-tax stamps attached; (b) a signed Consent and Estoppel certificate, in such final form as is acceptable to Buyer, for each lease being assumed hereunder by the Buyer; and (c) any other agreements and documents necessary or reasonably requested by the Buyer in connection herewith.

6.2 From the Buyer. On the Effective Date, the Buyer shall deliver to the Stockholders (a) certified resolutions of the Buyer’s board of directors authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated herein; (b) the Purchase Price as described in Section 1.2(a); (c) the promissory notes as described in Sections 1.2(b), (c) and (d); and (d) any other agreements and documents necessary or reasonably requested by the Stockholders in connection herewith.

6.3 Further Assurances. At any time after the Effective Date, each of the parties shall do all such acts and things and shall execute and deliver, or cause to be executed and delivered, all such documents, instruments and agreements as may be reasonably necessary or desirable to give effect to the provisions of and intent of this Agreement.

Article 7
General Provisions

7.1 Entire Agreement. This Agreement constitutes all of the terms agreed upon by the parties with respect to the subject matter herein and may not be changed or terminated orally. No attempted change, termination or waiver of any provisions herein shall be binding unless reduced to writing and executed and delivered by the party against whom the same is sought to be enforced.

7.2 Survival. The representations, warranties, covenants and agreements of parties to this Agreement will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation that may have been made at any time by or on behalf of the party to which such representations, warranties, covenants and agreements are made, for a period of two years after the Effective Date.

7.3 Benefit and Assignment. This Agreement shall bind and, except as otherwise stated herein, shall inure to the benefit of the parties and their legal representatives, and their permitted successors, assigns and heirs, as the case may be. No party may assign all or any part of this Agreement without the prior written consent of the others.

7.4 No Third-Party Beneficiary. Except as otherwise expressly stated herein, this Agreement is made solely and specifically among and for the benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity will have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

7.5 Governing Law; Venue. This Agreement shall be governed by, interpreted and enforced according to the laws of the State of Nebraska without regard to its conflicts-of-law provisions. The venue for any legal action brought in connection with this Agreement shall be in the State of Nebraska, whether or not such venue is or subsequently becomes inconvenient, and the parties hereby consent to the jurisdiction of the courts of the State of Nebraska, County of Douglas, and the U.S. District Court, District of Nebraska.

7.6 Consent and Waiver. No consent under and no waiver of any right under any provision of this Agreement on any one occasion shall constitute a consent under or waiver of any other provision on such occasion or on any other occasion; nor shall it constitute a consent under or waiver of the consented-to or waived provision on any other occasion. Moreover, no consent or waiver shall be enforceable unless it is in writing and signed by the party against whom such consent or waiver is sought to be enforced.
7.7 Severability. If any provision of this Agreement is held to be unlawful or unenforceable in any respect by a court of competent jurisdiction, such provision shall be severed and shall not affect the validity or enforceability of the remaining provisions. Further, if any provision of this Agreement is held to be overbroad, such provision shall be deemed amended in order to narrow its application to the extent necessary to render the provision enforceable under applicable law.

7.9 Counterparts; Delivery. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Furthermore, signatures delivered by facsimile and other electronic means of transmission shall be valid and binding to the same extent as original signatures.

7.10 Notices. All notices and other communications provided for hereunder shall be in writing and shall be personally delivered or mailed or sent to each party at its address set forth beside its name below or at such other address as may be designated by such party in written notice to each of the other parties. All such notices and communications shall be effective when delivered in person or transmitted by facsimile, or three business days after dispatch by certified or registered first class mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

If to the Stockholders:	John Quandahl
10602 Ridgemont Circle
Omaha, Nebraska 68136

Mark Houlton
10631 Ridgemont Circle
Omaha, Nebraska 68136

Charles R. Payne
401 S. 198th Street
Elkhorn, Nebraska 68022

With a copy to:	Bradford & Coenen, LLC
First National Center
1620 Dodge Street, Suite 1800
Omaha, Nebraska 68102-1505
Fax: (402) 342-4202

If to the Buyer:	Western Capital Resources, Inc.
2201 West Broadway, Suite 1
Council Bluffs, Iowa 51501
Attn: Christopher Larson, CEO
Fax: (402) 733-8545

With a copy to:	Maslon Edelman Borman & Brand, LLP
3300 Wells Fargo Center
90 South 7th Street
Minneapolis, Minnesota 55402
Attn: Paul D. Chestovich, Esq.
Fax: (612) 642-8305

7.11 Dispute Resolution. Any dispute among the parties hereto arising on or after the Effective Date shall be resolved in accordance with the provisions of this Section 7.11:

(a) To the greatest extent possible, the parties will endeavor to resolve any disputes relating to this Agreement through amicable negotiations. Failing an amicable settlement, any controversy, claim or dispute arising under or relating to this Agreement, including the existence, validity, interpretation, performance, termination or breach of this Agreement, will finally be settled by binding arbitration before a single arbitrator (the “Arbitration Tribunal”) which will be jointly appointed by the parties. The Arbitration Tribunal shall self-administer the arbitration proceedings utilizing the Commercial Rules of the American Arbitration Association; provided, however, the American Arbitration Association shall not be involved in administration of the arbitration. The arbitrator must be a retired judge of a state or federal court of the United States or a licensed lawyer with at least ten years of corporate or commercial law experience and have at least an AV rating by Martindale Hubbell. If the parties cannot agree on an arbitrator, either the Buyer or a Stockholder may request the American Arbitration Association to appoint an arbitrator which appointment will be final.

(b) The arbitration will be held in Minneapolis, Minnesota. Each party will have discovery rights as provided by the Federal Rules of Civil Procedure within the limits imposed by the arbitrator; provided, however, that all such discovery will be commenced and concluded within 60 days of the selection of the arbitrator. It is the intent of the parties that any arbitration will be concluded as quickly as reasonably practicable. Once commenced, the hearing on the disputed matters will be held four days a week until concluded, with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrator will use all reasonable efforts to issue the final written report containing award or awards within a period of five business days after closure of the proceedings. Failure of the arbitrator to meet the time limits of this Section will not be a basis for challenging the award. The Arbitration Tribunal will not have the authority to award punitive damages to either party. Each party will bear its own expenses, but the parties will share equally the expenses of the Arbitration Tribunal. The Arbitration Tribunal shall award attorneys’ fees and other related costs payable by the losing party to the successful party as it deems equitable. This Agreement will be enforceable, and any arbitration award will be final and non-appealable, and judgment thereon may be entered in any court of competent jurisdiction.

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed and delivered to be effective as of the Effective Date.

	PQH WIRELESS, INC.	WESTERN CAPITAL RESOURCES, INC.
	a Nebraska corporation	a Minnesota corporation

By:	/s/ John Quandahl	By:	/s/ Christopher Larson
	JOHN QUANDAHL		CHRISTOPHER LARSON
	President		President and Chief Executive Officer

/s/ Mark Houlton
Mark Houlton

/s/ Charles Payne
Charles Payne

/s/ John Quandahl
John Quandahl

EXHIBIT A

1.	3039 Prospect Ave., Kansas City, Missouri 64128

2.	7445 Prospect Ave., Kansas City, Missouri 64132

3.	7559 State Ave., Kansas City, Missouri 66112

4.	2910 S. 24th Street, Omaha, Nebraska 68108

5.	7400 Dodge Street, Omaha, Nebraska 68114

6.	210 W. 23rd Street, Fremont, Nebraska 68025

7.	11705 Perrin Beitel Rd., San Antonio, Texas 78217

8.	5252 Fredricksburg Rd., San Antonio, Texas 78229

9.	7870 Culebra Rd., Suite # 24, San Antonio, Texas 78251